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Exhibit 4

AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

    This AMENDMENT NO. 1 TO ACQUISITION AGREEMENT (this "Amendment No. 1") dated as of August 30, 2001, is among Zebra Technologies Corporation, a Delaware corporation ("Parent"), Rushmore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Fargo Electronics, Inc., a Delaware corporation (the "Company").

INTRODUCTION

    Parent, Merger Sub and the Company are parties to an Acquisition Agreement, dated as of July 31, 2001 (the "Acquisition Agreement"), pursuant to which and subject to the conditions set forth therein, (i) Merger Sub has commenced a tender offer to purchase all outstanding shares of Company Common Stock (as defined in the Acquisition Agreement) and (ii) following the consummation of the cash tender offer, Merger Sub will merge with and into the Company.

    Section 9.3(a) of the Acquisition Agreement currently provides for, among other things, the payment by the Company to Parent, under certain conditions, of a termination fee (the "Termination Fee") in the amount of $5,600,000.

    A complaint (the "Stewart Complaint") was filed by James Stewart in District Court, Fourth Judicial District, County of Hennepin, State of Minnesota on August 13, 2001 against the Company, members of the Company's board of directors and Parent.

    In connection with the settlement of the Stewart Complaint, Parent, Merger Sub and the Company have agreed to amend Section 9.3(a) of the Acquisition Agreement to reduce the amount of the Termination Fee from $5,600,000 to $4,100,000.

AGREEMENT

    In consideration of the foregoing and of the mutual covenants, representations, warranties and agreements of the parties set forth in the Acquisition Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

    1.  Section 9.3(a)(i) of the Acquisition Agreement is amended by changing the stated amount appearing therein from "$5,600,000" to "$4,100,000".

    2.  Section 9.3(a)(ii) of the Acquisition Agreement is amended by changing the stated amount appearing therein from "$5,600,000" to "$4,100,000".

[Signature page follows.]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first written above.

ZEBRA TECHNOLOGIES CORPORATION
By:	/s/ EDWARD L. KAPLAN
Name:	Edward L. Kaplan
Title:	Chairman and Chief Executive Officer
RUSHMORE ACQUISITION CORP.
By:	/s/ CHARLES R. WHITCHURCH
Name:	Charles R. Whitchurch
Title:	Vice President, Treasurer and Secretary
FARGO ELECTRONICS, INC.
By:	/s/ JEFFREY D. UPIN
Name:	Jeffrey D. Upin
Title:	Vice President and General Counsel

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  Exhibit 4
AMENDMENT NO. 1 TO ACQUISITION AGREEMENT
INTRODUCTION
AGREEMENT